NovaGold Resources Inc.

Employee Share Purchase Plan

Approved as of May 31, 2007

Effective as of April 1, 2008

NovaGold Resources Inc.
Employee Share Purchase Plan

Section I - Definitions

1.1	As used in the Plan:

“Administration Agreement” means any services agreement between the Company and an Administrative Agent relating to the provision by the Administrative Agent of administrative services in connection with the Plan, as the same may be amended from time to time;

“Administrative Agent” means such person or company or persons or companies as may from time to time be appointed or designated by the Company to provide administrative services in connection with the Plan;

“Base Salary” means the regular base salary of a Participant on an after-tax basis excluding, for greater certainty, the value of other employee benefits, commissions, bonuses, overtime and other variable pay;

“Board” means the Board of Directors of the Company;

“Business Day”, with respect to any purchase or sale of Shares, means any day of the year, other than a Saturday, Sunday or any day on which the Toronto Stock Exchange or American Stock Exchange, as the case may be, are required or authorized to close and, for all other purposes, means any day of the year, other than a Saturday, Sunday, a statutory holiday in British Columbia or any day on which the principal Chartered banks located in British Columbia are not open for business during normal banking hours;

“Brokerage Agent”, means such person or company or persons or companies as may from time to time be appointed or designated by the Administrative Agent to perform brokerage functions in executing securities transactions and to provide custodial services in respect of the assets under the Plan;

“Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board to carry out some or all of the functions assigned to the Committee hereunder;

“Company” means NovaGold Resources Inc. and any successor corporation thereto; “Effective Date” means May 31, 2007;

“Employee” means a full-time employee of the Employer, with a scheduled work week of not less than 30 hours and does not include contract or seasonal employees unless authorized by the Committee.

“Employer” means the Company and any Subsidiary of the Company designated by the Committee as an Employer for the purposes of the Plan;

“Employer Contributions” means contributions made to the Plan by the Employer pursuant to Section V;

NovaGold Resources Inc.
Employee Share Purchase Plan

“Participant” means an Employee eligible to participate in the Plan and who has enrolled in the Plan in accordance with Section 3.3;

“Participant’s Account” means an account established by the Administrative Agent with respect to each Participant under the Plan pursuant to Section 8.4;

“Participant Contributions” means periodic contributions made by a Participant to the Plan by means of payroll deduction or in accordance with Section 4.5 and computed as a percentage of the Participant’s Base Salary;

“Pay Period” means the pay period of the Employer applicable for a particular Participant;

“Plan” means this Employee Share Purchase Plan, as it may be amended from time to time;

“Retirement Age” means, for any particular Participant, the earliest retirement age under the Participant’s applicable government pension plan;

“Shareholders” means all Shareholders of the Company, whether or not they are Participants;

“Shares” means ordinary common shares in the capital of the Company and includes a fraction of such a share of the Company;

“Stock Exchange” means, in the case of a Participant resident in Canada, the Toronto Stock Exchange and, in the case of a Participant resident in the United States of America, the American Stock Exchange or such other stock exchange on which the Shares of the Company are listed as the Board shall from time to time prescribe;

“Subsidiary” has the meaning ascribed to such term under the Securities Act (British Columbia);

1.2

Unless the context otherwise requires, references to the masculine shall be deemed to include references to the feminine, and vice versa, and references to the singular shall be deemed to include references to the plural, and vice versa.

1.3

The headings in this Plan are for ease of reference only and shall not affect the interpretation of the provisions herein contained. A reference to a section shall, except where expressly stated otherwise, mean a section of this Plan, as applicable.

1.4	A reference to writing or written form shall include any legible format capable of being reproduced on paper, irrespective of the medium used.

Section II - Purpose

The purpose of the Plan is to provide incentives for Employees to acquire Shares in the Company, which give them a continuing stake in the Company.

NovaGold Resources Inc.
Employee Share Purchase Plan

Section III - Eligibility and Enrollment

Effective date

3.1	The plan is effective May 31, 2007.

Eligible Employees

3.2	Each Employee shall be eligible to participate in the Plan.

Enrollment

3.3

An eligible Employee may give written notice to the Company in a form prescribed by the Committee to start participation in the Plan. Participation shall commence on the first Business Day of the calendar month immediately following the date such notice is received or such date as may be approved by the Committee. Such notice shall constitute acceptance by the Employee of all the terms and conditions of the Plan and of any regulations adopted or to be adopted pursuant to Section 8.2. Such notice shall specify the full percentage of Base Salary that the Employee elects to contribute under the Plan, subject to the limitations set out in Section IV. Subject to Section 4.5, all contributions shall be made through payroll deductions.

3.4	The Employer shall, following receipt of notice under Section 3.3, commence payroll deductions with the first Pay Period in the following calendar month.

Section IV - Participant Contributions

Participant Contributions

4.1

Pursuant to Section 3.3, the Employee shall specify the amount of any Participant Contributions he wishes to make. Such amount of Participant Contributions must be a whole percentage of the Participant’s Base Salary and may not exceed five percent of the Participant’s Base Salary. In the event that the Base Salary of a Participant varies at any time, future Participant Contributions of such Participant shall be automatically adjusted accordingly in order to reflect the same selected percentage applied to the Participant’s revised Base Salary.

Varying Participant Contributions

4.2

Subject to Section 4.1, the Participant may, twice in any calendar year, give notice to the Employer to vary the amount of Participant Contributions to be deducted provided that no such notice may be given at any time where the Participant is subject to a blackout period imposed by the Company.

Stopping Participant Contributions

4.3

A Participant may, at any time, give written notice to the Employer to stop his Participant Contributions under the Plan on the date specified in such notice provided that no such notice may be given at any time where the Participant is subject to a blackout period imposed by the Company.

NovaGold Resources Inc.
Employee Share Purchase Plan

Paid Leave of Absence

4.4

A Participant on authorized paid leave of absence shall continue to make Participant Contributions through payroll deductions, as provided in Section 3.4, unless such Participant has given notice in writing to the Employee to stop Participant Contributions pursuant to Section 4.3.

Unpaid Leave of Absence/Long Term Disability/Workers’ Compensation

4.5	a)

In the event a Participant goes on unpaid maternity or other unpaid leave approved by the Participant’s Employer, such Participant may continue to make Participant Contributions based on the Base Salary in effect immediately prior to the leave by way of post-dated cheques remitted to the Employer. Such Participant may continue contributions under the Plan for up to one year from the first day of any such approved leave of absence.

b)

In the event a Participant goes on approved long term disability leave or Workers’ Compensation Leave, such Participant may continue to make Participant Contributions based on the Base Salary in effect immediately prior to the leave by way of post-dated cheques remitted to the Employer. Such Participant may continue contributions under the Plan for up to two years from the first day of such approved leave of absence.

c)

Should the Employer not receive such cheques prior to the commencement of the Participant’s leave of absence in (a) or (b) above, such Participant shall be deemed to have given notice in writing to the Employer to have stopped Participant Contributions.

Restarting Participant Contributions

4.6

A Participant who has stopped Participant Contributions pursuant to Section 4.3 or 4.5 is not permitted to restart Participant Contributions for a period of six calendar months (hereinafter “Suspension Period”) from the date that contributions are suspended.

4.7

A Participant may give notice to the Employer subsequent to the Suspension Period to restart Participant Contributions under the Plan, but may not make up Participant Contributions that have been missed.

Timing

4.8	Unless a later date is specified in the relevant notice:

a)	The Employer shall, commencing with the first Pay Period following receipt of a notice under Section 4.2, vary the amount of Participant Contributions as specified in the notice;

NovaGold Resources Inc.
Employee Share Purchase Plan

b)

The Employer shall, commencing with the first Pay period following receipt of a notice under Section 4.3 or on such later date as may be specified in such notice, ensure that no further deductions of Participant Contributions are made by it under the Plan;

c)	The Employer shall, commencing with the first Pay Period following receipt of a notice under Section 4.7 to re-start deductions under the Plan, restart such Participant Contributions.

4.9	Termination of Employment, Retirement

In the event of the termination of employment for any reason, retirement or death of a Participant, or in the event the Plan is terminated pursuant to Section 9.2, Participant Contributions shall be automatically stopped. The rights of a Participant on termination of employment shall be determined in accordance with Section 10.2.

Section V - Employer Contributions

Employer Contributions

5.1

An Employer Contribution shall be awarded by the Employer to a Participant, in respect of the Participant Contributions, on the next Business Day following the end of the Pay Period applicable to the related Participant Contributions.

5.2	The Employer Contribution to be awarded for any Pay Period shall equal fifty percent (50%) of the related Participant Contributions.

5.3

The Employer Contribution is deemed to be a taxable benefit to the Employee and thus is subject to, and the Employer shall be entitled to withhold and remit, income tax, CPP and any other applicable statutory deductions in accordance with applicable law.

Conditions for Payment

5.4

Employer Contributions shall be awarded to a Participant with respect to Participant Contributions only if the Participant is still an Employee at the time the Employer Contribution is to be awarded, provided that for such purpose, a Participant who is on paid leave as provided in Section 4.4, on maternity leave or other authorized unpaid leave as provided in Section 4.5, shall be considered to be an Employee.

Section VI - Investments

Remittance of Contributions

6.1

Participant Contributions withheld through payroll deduction by the Employer in each Pay Period (as well as Participant Contributions paid by way of post-dated cheques remitted to the Employer) together with any Employer Contributions in respect of such Pay Period shall be remitted by the Employer to the Brokerage Agent as soon as practicable following the end of such Pay Period (hereinafter “Award Date”).

NovaGold Resources Inc.
Employee Share Purchase Plan

Acquisition of Shares

6.2

The Administrative Agent shall direct the Brokerage Agent to purchase Shares on behalf of the Participants with all Participant Contributions and Employer Contributions on the open market, through the facilities of the Stock Exchange, if applicable, bi-monthly on such dates to be designated by the Company from time to time and if any such day is not a Business Day, on the next succeeding Business Day.

6.3	Contributions shall not earn any interest pending their use to purchase Shares.

Share Purchase Price

6.4

The price of the Shares purchased with the Participant Contributions and Employer Contributions in respect of a given purchase date shall correspond to their market price at the time of purchase, provided however that where the Brokerage Agent has purchased Shares under the Plan at various prices in connection with any particular purchase date, the purchase price of all Shares acquired on such purchase date shall be deemed to be the weighted average price paid for all Shares that are purchased under the Plan in respect of such purchase date.

Registration of Shares

6.5

All the Shares purchased by the Brokerage Agent on behalf of a Participant pursuant to the provisions of this Section VI may be registered in the name of the Brokerage Agent or its nominee, on behalf of, and as agent for, such Participant or may, in accordance with Section 7.2, be registered in the name of the Participant. All rights and privileges with respect to the Shares held in a Participant’s Account, including voting rights, shall be exercised solely by the Participant through the Brokerage Agent.

Dividends

6.6

The Company is not a dividend paying company at this time. If in the future the Company commences paying dividends, Participants will be entitled to receive any dividends declared and paid in connection with Shares held in the Participant’s Account.

Section VII - Sale or Withdrawal

Right to Sell or Withdraw

7.1	A Participant has the right to sell or withdraw shares from their account four times within any calendar year.

7.2

Subject to Section 7.1, a Participant may at any time give notice to the Administrative Agent to sell some or all of the Shares in the Participant’s Account in which case, the Administrative Agent shall direct the Brokerage Agent upon receipt of such notice to proceed to sell the number of Shares so specified on the open market, through the facilities of the Stock Exchange, if applicable, and pay to the Participant an amount equal to the net proceeds of such sale, after deduction of any applicable brokerage fees and expenses associated with the sale of such Shares. A Participant may at any time give notice to the Administrative Agent to withdraw (by way of certificate or transfer) some or all of the Shares in his Participant’s Account, in which case, the Administrative Agent shall direct the Brokerage Agent upon receipt of such notice to proceed to transfer and deliver to the Participant those Shares that have been withdrawn at the Participant’s direction. The Participant will be responsible for paying any fees for issuance of share certificates or transfer requests. The Administrative Agent may direct that Shares in the Participant’s Account be sold to cover any such fees. The Participant shall receive the cash equivalent for any fractional Shares credited to his or her Account.

NovaGold Resources Inc.
Employee Share Purchase Plan

Termination of Employment, Plan Termination

7.3

In the event of the termination of employment for any reason, retirement or death of a Participant, or in the event the Plan is terminated pursuant to Section 9.2, the Administrative Agent shall, as directed by the Participant, the Participant’s beneficiary or the legal representatives of the Participant’s estate, as applicable, direct the Brokerage Agent to transfer and deliver, or sell all the Shares in the Participant’s Account and deliver the net proceeds to the Participant, the Participant’s beneficiary or the legal representatives of the Participant’s estate, as applicable, after deduction of any applicable brokerage fees and expenses associated with the sale or withdrawal of those Shares. The Participant, beneficiary or legal representatives of the Participant’s estate, as applicable, shall provide the Administrative Agent with directions in accordance with this Section 7.3 within 90 days of the termination of employment, retirement or death of a Participant or Plan termination, as applicable. If no direction is received by the Administrative Agent within such time period, the Administrative Agent shall direct the Brokerage Agent to transfer and deliver the Shares in the Participant’s Account to the Participant, the Participant’s beneficiary or the legal representatives of the Participant’s estate, as applicable. The Participant will be responsible for paying any fees for issuance of share certificates or transfer requests. The Administrative Agent may direct that Shares in the Participant’s Account be sold to cover such fees. The Participant shall receive the cash equivalent for any fractional Shares credited to his or her Account.

Section VIII - Administration

Administration

8.1	The Plan shall be administered by the Committee.

Regulations and Delegation

8.2

The Committee may make, amend and repeal at any time and from time to time such regulations not inconsistent herewith, as it may deem necessary or advisable generally for the proper administration and operation of the Plan. In particular, the Committee may delegate to any persons, group of persons, including Employees of the Company, or to the Administrative Agent, such administrative duties and powers as it sees fit.

NovaGold Resources Inc.
Employee Share Purchase Plan

Interpretation

8.3

The Committee shall have the power to interpret the provisions of the Plan from time to time. All decisions and interpretations of the Committee respecting the Plan and all rules and regulations made from time to time pursuant hereto shall be binding and conclusive on the Company and all Participants and their respective legal representatives and on all Employees eligible to participate under the Plan.

Participant Accounts

8.4

The Administrative Agent shall maintain, or cause to be maintained, one or more separate accounts for each Participant. The Administrative Agent shall credit to the account of a Participant all Participant Contributions made by such Participant, all Employer Contributions awarded, and all Shares acquired under the Plan and shall deduct from such account all Shares sold or withdrawn by the Participant.

Participant Account Statements

8.5

The Administrative Agent shall provide a statement of account to each Participant setting out the activity relating to the Participant’s Account on an annual basis containing such information as the Committee may prescribe from time to time.

8.6

Except as otherwise provided in this plan, the Employer shall pay all costs of administering the plan, including without limitation all the fees and expenses of the Administrative Agent. All brokerage fees relating to the acquisition of Shares under the Plan shall be borne by the Company. All brokerage and other fees relating to the sale or withdrawal of Shares shall be paid by the relevant Participants.

Shareholder Information; Right to Vote

8.7

If the holders of Shares are entitled to vote at a meeting of Shareholders of the Company, each Participant shall have the right to vote, in such manner as such Participant shall desire, the whole shares which are held on his behalf by the Brokerage Agent at the record date of the relevant meeting. Fractional Shares shall not be voted. At the direction of the Company, the Administrative Agent shall furnish records to the Company’s Transfer Agent as of the record date indicating the number of whole shares each Participant is entitled to vote. The Company’s Transfer Agent shall arrange to mail or deliver to each Participant who holds the relevant Shares in his or her account a copy of such Shareholder materials together with a form in which the Participant’s instructions may be provided to the Company’s Transfer Agent for the Shares as to how such Participant’s Shares are to be voted. If a duly completed and signed instruction form is received by the Company’s Transfer Agent for the Shares in time for the Shares to be voted, the Brokerage Agent, as the registered holder of the Shares, will cause the Shares to be voted according to the Participant’s instructions. A Participant who wishes to vote his or her Shares in person and who obtains a proxy for such Shares from the registered owner, shall be entitled, subject to complying with the requirements of applicable law, to attend the meeting of Shareholders, register with a representative of the Company’s Transfer Agent, obtain a ballot, and vote. The Brokerage Agent shall not exercise any voting rights in respect of any Shares for which it has not received voting instructions.

NovaGold Resources Inc.
Employee Share Purchase Plan

No Share Value Guarantee

8.8

The Company makes no representation or warranty as to the future market value of any Shares acquired under the Plan. None of the Company, the Administrative Agent or the Brokerage Agent shall have any liability to any Participant in connection with any purchase or sale of Shares under the Plan including, without limitation, any liability arising out of any delay in executing any purchase or sale of Shares under the Plan or on account of the purchase price paid or proceeds received in connection with any such purchase or sale.

Section IX - Amendment and Termination

Amendment

9.1

The Committee may amend or suspend at any time, and from time to time, all or any of the provisions of the Plan at its sole and complete discretion, except that no such amendment shall operate so as to deprive a Participant of any Shares credited to a Participant’s Account prior to the date thereof. Notwithstanding the foregoing, if any provision of the Plan contravenes any applicable law or regulation or any rule, regulation, by-law or policy of any regulatory authority or stock exchange having jurisdiction or authority over the Company or the Plan, then the Committee may amend such provision, retroactively or prospectively, to the extent required to bring such provision into compliance therewith.

Plan Termination

9.2

The Committee reserves the right, in its sole and complete discretion, to terminate the Plan, in whole or in part, at any time provided that no such termination shall operate so as to deprive a Participant of any Shares credited to a Participant’s Account prior to the date thereof. In the event that the Plan is terminated, in whole or in part, no further Employer Contributions shall be awarded to Participants affected by such termination.

Section X - Miscellaneous Provisions

Participant’s Rights not Transferable

10.1

Except as provided herein or as required by applicable legislation, the rights of a Participant pursuant to the provisions of the Plan are non-assignable and non-transferable, in whole or in part. No attempted assignment or transfer thereof, otherwise than in accordance with the provisions hereof, shall be effective.

No Effect on Employment

10.2

Participation in the Plan by an Employee shall be voluntary. The terms of employment of an Employee shall not be affected by his or her participation in the Plan. Nothing contained in the Plan or in any documentation pertaining thereto shall confer upon any Participant any right with respect to continuance of employment by the Employer or interfere in any way with the right of the Employer to terminate the employment of any Participant. Under no circumstances shall any person, who is or has at any time been a Participant, be able to claim from the Employer or any related person any sum or other benefit to compensate for loss of any rights or benefits under or in connection with this Plan or by reason of his or her participation herein. For greater certainty, a period of notice or payment in lieu thereof, if any, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for purposes of the Plan.

NovaGold Resources Inc.
Employee Share Purchase Plan

Jurisdiction

10.3	This Plan shall be construed, enforced and administered in accordance with the laws of the Province of British Columbia and laws of Canada applicable therein.

Withholdings

10.4

The Company may withhold or cause to be withheld from any amount payable to a Participant, either under this Plan or otherwise, such amount as may be required by law to be withheld with respect to any tax or other required deductions and may, without limiting the generality of the foregoing, cause to be sold Shares in a Participant’s Account to the extent required in order to effect any such withholding or other required deduction.

Information to be Provided

10.5

Each Participant and other person entitled to benefits under the Plan shall, upon request, furnish information required by the Employer, Committee or the Administrative Agent in order to administer the Plan including, without limitation, to make the payments under Section 7.3.

Severability

10.6

If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part of the Plan.